EXHIBIT 3

INVESTOR RIGHTS AGREEMENT
dated as of December 29, 2017
among
VIPSHOP HOLDINGS LIMITED,
MR. ERIC YA SHEN,
MR. ARTHUR XIAOBO HONG,
ELEGANT MOTION HOLDINGS LIMITED,
HIGH VIVACITY HOLDINGS LIMITED,
WINDCREEK LIMITED
and
TENCENT MOBILITY LIMITED

TABLE OF CONTENTS
Page #

i

INVESTOR RIGHTS AGREEMENT
INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of December 29, 2017 (the “Effective Date”), by and among Vipshop Holdings Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), Mr. Eric Ya Shen , Mr. Arthur Xiaobo Hong (together, the “Founders”), Elegant Motion Holdings Limited and High Vivacity Holdings Limited, each a company incorporated under the laws of the British Virgin Islands (collectively with the Founders, the “Founder Parties”), Windcreek Limited, a company incorporated under the laws of the British Virgin Islands (“JD”), and Tencent Mobility Limited, a company limited by shares incorporated under the laws of Hong Kong (“Tencent,” together with JD, the “Investors” or each, and “Investor”).
W I T N E S S E T H
WHEREAS, pursuant to a share subscription agreement, dated as of December 17, 2017 (the “Subscription Agreement”), among the Company and the Investors, the Investors have agreed to subscribe for and purchase certain Company Securities (as defined below); and
WHEREAS, in connection with the consummation of the transactions contemplated by the Subscription Agreement, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations after consummation of the transactions contemplated by the Subscription Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01          Definitions
(a)          As used in this Agreement, the following terms have the following meanings:
“ADSs” means the American depositary shares of the Company, five of which represents one (1) Class A Share of the Company.
“Adverse Person” means such Persons to be mutually agreed and designated in writing by the Investors and the Company from time to time, and including such Persons’ Affiliates, and any Person in which any of such Persons (together with their Affiliates) directly or indirectly, hold at least 50% voting interest or own at least 50% beneficial interest at any time.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Company nor any of its Subsidiaries shall be considered an Affiliate of any Investor.  For purposes of this definition, “control” when used with respect to any Person means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities that have the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person; and the terms “controlling” and “controlled” have correlative meanings. For the purposes of this Agreement, JD and Tencent shall not be deemed as each other’s Affiliate.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or any securities exchange or other self-regulating body that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Board” means the board of directors of the Company.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, the Cayman Islands, Hong Kong or the PRC are authorized or required by Applicable Law to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.
“Change of Control” means the occurrence of (i) the consummation of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other business combination), the result of which is that any Person or group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company Securities or voting rights attached to all Company Securities; (ii) the consummation of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other business combination), the result of which is that any Person or group acquires the power to appoint and/or remove all or the majority of the members of the Board, in each case whether obtained directly or indirectly, and whether obtained by ownership of capital, the possession of voting rights, contract or otherwise; (iii) any sale or disposition by the Company or its Subsidiaries, directly or indirectly, of all or substantially all of its assets; (iv) an exclusive licensing of all or substantially all of the intellectual property of the Company and its Subsidiaries as a whole to any third party.
“Class A Shares” means Class A ordinary shares of the Company, with par value US$0.0001 per share, in the share capital of the Company.
“Class B Shares” means Class B ordinary shares of the Company, with par value US$0.0001 per share, in the share capital of the Company.
“Company Securities” means (i) Ordinary Shares and other equity securities of the Company, (ii) securities convertible into or exchangeable for Ordinary Shares or other equity securities of the Company, (iii) any options, warrants or other rights to acquire Ordinary Shares (including any awards under the Employee Equity Incentive Plans) or other equity securities of the Company and (iv) any depository receipts or similar instruments issued in respect of Ordinary Shares and other equity securities of the Company.
“Employee Equity Incentive Plan” means any equity incentive plan, share purchase or share option plans of the Company, in each case, as duly approved by the board of directors of the Company or the shareholders of the Company and in effect from time to time established for the purpose of retaining and compensating employees, consultants, directors and other service providers of the Company or any of its Subsidiaries, including any agreement or document entered into by the Company in connection with any award granted pursuant thereto.
“Encumbrance” means any mortgage, charge, pledge, lien (other than arising by statute or operation of law), hypothecation, equities, adverse claims, or other encumbrance, priority or security interest, over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.
“Governmental Authority” means any international, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.
“JD BCA” means that certain business cooperation agreement entered into by and between the Company and JD on December 17, 2017, as it may be amended, supplemented, extended or renewed.
“JD Subscribed Shares” means the Ordinary Shares issued to JD pursuant to the Subscription Agreement.
“Lockup Period” means the period starting from (and including) the date of this Agreement to (and including) the Second (2nd) anniversary of the date of this Agreement.
“Memorandum and Articles” means the Memorandum and Articles of Association of the Company in effect from time to time.
“Ordinary Shares” means collectively the Class A Shares, the Class B Shares and any other classes of ordinary shares of the Company (if applicable).
“Ownership Cap” means (i) in the case of JD, 8%; and (ii) in the case of Tencent, 12%.
“Ownership Percentage” of any Person as of any date means a fraction, the numerator of which is the aggregate number of Ordinary Shares (including the Ordinary Shares represented by the ADSs) and ordinary shares issuable upon conversion or exercise of other Company Securities beneficially owned by such Person and its Affiliates collectively as of such date, and the denominator of which is the aggregate number of issued and outstanding Ordinary Shares, as evidenced by the register of members of the Company but excluding any

Class A Shares issued to the depositary bank for bulk issuance of ADSs reserved for future issuances upon (i) the exercise or vesting of awards granted under the Employee Equity Incentive Plans or (ii) conversion of any Company Securities other than Ordinary Shares (in each case only to the extent such ADSs have not been issued against the Class A Shares so reserved).
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Government Entity.
“PRC” means the People’s Republic of China, but, for the purposes of this Agreement, shall not include Hong Kong, the Macau Special Administrative Region or Taiwan.
“Qualified Investor” means (a) Tencent for so long as (i) Tencent holds such Company Securities as representing a number of Class A Shares at least equal to the Tencent Subscribed Shares during the Lockup Period and (ii) Tencent has maintained its Ownership Percentage at 12% after the Lockup Period, provided, however, that (iii) Tencent shall not cease to be a Qualified Investor or be deemed to be in violation of any provision of this Agreement prior to the Company having notified Tencent of the Share Information pursuant to Section 4.04 or if the Company has failed to fulfill its obligations under Section 4.04, (iv) Tencent shall not cease to be a Qualified Investor or be deemed to be in violation of any provision of this Agreement if its Ownership Percentage exceeds 12%, or falls below 12%, in each case by no more than 0.1%, and (v) Tencent shall not immediately cease to be a Qualified Investor or be deemed to be in violation of any provision of this Agreement if its Ownership Percentage falls below or exceeds 12% by more than 0.1% based on any notification by the Company as provided under Section 4.04, and Tencent will only cease to be a Qualified Investor or be deemed to be in violation of the Ownership Cap if its Ownership Percentage remains below, or remains in excess of, 12%, in each case, by more than 0.1% based on the Share Information reported in an Annual Share Information Notice, upon the expiration of a three-month period following delivery by the Company of such Annual Share Information Notice (for the avoidance of doubt, Tencent shall not cease to be a Qualified Investor or be deemed to be in violation of the Ownership Cap or of any provision of this Agreement, nor shall Tencent be obligated to make any adjustments to its Ownership Percentage, if its Ownership Percentage falls below or exceeds 12% by more than 0.1% based on the Share Information reported in an On Demand Share Information Notice), or (b) JD for so long as (i) JD holds such Company Securities as representing a number of Class A Shares at least equal to the JD Subscribed Shares during the Lockup Period and (ii) JD has maintained its Ownership Percentage at 8% after the Lockup Period, provided, however, that (iii) JD shall not cease to be a Qualified Investor or be deemed to be in violation of any provision of this Agreement prior to the Company having notified JD of the Share Information pursuant to Section 4.04 or if the Company has failed to fulfill its obligations under Section 4.04, (iv) JD shall not cease to be a Qualified Investor or be deemed to be in violation of any provision of this Agreement if its Ownership Percentage exceeds 8%, or falls below 8%, in each case by no more than 0.1%, and (v) JD shall not immediately cease to be a Qualified Investor or be deemed to be in violation of any provision of this Agreement if its Ownership Percentage falls below or exceeds 8% by more than 0.1% based on any notification by the Company as provided under Section 4.04, and JD will only cease to be a Qualified Investor or be deemed to be in violation of the Ownership Cap if its Ownership

Percentage remains below, or remains in excess of, 8%, in each case, by more than 0.1% based on the Share Information reported in an Annual Share Information Notice, upon the expiration of a three-month period following delivery by the Company of such Annual Share Information Notice (for the avoidance of doubt, JD shall not cease to be a Qualified Investor or be deemed to be in violation of the Ownership Cap or of any provision of this Agreement, nor shall JD be obligated to make any adjustments to its Ownership Percentage, if its Ownership Percentage falls below or exceeds 8% by more than 0.1% based on the Share Information reported in an On Demand Share Information Notice).
“Relative” of a natural person means any spouse, parent, child, or sibling of such person.
“Securities” means any shares, stocks, debentures, funds, bonds, notes or any rights, warrants, options or interests in respect of any of the foregoing or any other derivatives or instruments having similar economic effect.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Shareholder” means at any time, any Person who is a record holder of Ordinary Shares.
“Subscribed Shares” means, with respect to Tencent, the Tencent Subscribed Shares, and with respect to JD, the JD Subscribed Shares.
“Subsidiary” of any Person means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, or “variable interest entity” which is controlled by such Person.  For the avoidance of doubt, a “structured entity” Controlled by a Person shall be deemed a Subsidiary of such Person.
“Tencent BCA” means that certain business cooperation agreement entered into by and between the Company and Tencent on December 17, 2017, as it may be amended, supplemented, extended or renewed.
“Tencent Subscribed Shares” means the Ordinary Shares issued to Tencent pursuant to the Subscription Agreement.
“Transaction Agreements” include this Agreement, the Subscription Agreement, and each of the other agreements and documents entered into or delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated by the Subscription Agreement.
“U.S.” means the United States of America.
(b)          Each of the following terms is defined in the Section set forth opposite such term:
Defined Terms	Section#

Adverse Person Nominee	Section 2.06(d)

Agreement	Preamble
Annual Share Information Notice	Section 4.04
Company	Preamble
Dispute	Section 5.09
Effective Date	Preamble
e-mail	Section 5.02
Exercise Notice	Section 3.02(b)
Founder Parties	Preamble
Founders	Preamble
Investor	Preamble
Investor Purchase Right	Section 4.03(b)(i)
Investors	Preamble
Investors Standstill	Section 4.03(a)
Issuance Notice	Section 3.02(a)
JD	Preamble
JD Observer	Section 2.02
On Demand Share Information Notice	Section 4.04
Qualified Investor	Section 2.06
Share Information	Section 4.04
Subject Securities	Section 3.02(a)
Subscriber	Section 3.02(a)
Subscription Agreement	Recitals
Tencent	Preamble
Tencent Director	Section 2.01(a)
Tencent Observer	Section 2.04
Section 1.02          Other Definitional and Interpretative Provisions
The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Clauses, Annexes, Exhibits and Schedules are to Articles, Sections, Clauses, Exhibits and Schedules of this Agreement unless otherwise specified.  All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to “dollars” or “$”

shall refer to U.S. dollars.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. For purposes of this Agreement, a Person shall be deemed to have “beneficial ownership” of any securities in respect of which such Person or any such Person’s Affiliates is considered to be a “beneficial owner” under Rule 13d-3 under the Exchange Act as in effect on the date hereof.
ARTICLE II
CORPORATE GOVERNANCE
Section 2.01          Board Representation
For so long as Tencent is a Qualified Investor or as otherwise mutually agreed by the Company and Tencent:
(a)          Tencent shall be entitled to designate one (1) director to the Board (such director, or such other individual who may be designated by Tencent from time to time, the “Tencent Director”), and the Company shall promptly cause, and the Founder Parties shall promptly take actions to support and otherwise agree not to take any action to prevent, the appointment or election of such Tencent Director to the Board, including convening a meeting of the Board pursuant to the Memorandum and Articles and appointing such Tencent Director to the Board, and in the case of an election, (i) nominating such individual to be elected as a director as provided herein, (ii) recommending to the shareholders of the Company the election of such Tencent Director to the Board in any meeting of shareholders to elect directors, including soliciting proxies in favor of the election of the Tencent Director, (iii) including such nomination and recommendation regarding such individual in the Company’s notice for any meeting of shareholders to elect directors, (iv) if necessary, expanding the size of the Board in order to appoint the Tencent Director, and (v) voting their Company Securities in favor of the election of such individual as a director.
(b)          In the event of any vacancy of the Tencent Director due to any reason, including retirement, resignation, death, disability or removal of the Tencent Director, Tencent shall have the exclusive right to designate a replacement to fill such vacancy and serve on the Board, and the Company shall promptly cause the appointment or election of such individual to the Board (who shall, following such appointment or election, be the Tencent Director for purposes of this Agreement).  Each Founder Party shall take actions to support, and otherwise agrees not to take any actions to prevent, any such appointment or election, including voting its Company Securities in favor of the appointment or election of such individual to the Board, if applicable.
(c)          At any meeting of the Board or any annual general or other meeting of the Shareholders, when and if held, at which the Tencent Director is up for re-appointment to the Board, the Company shall cause the Board to re-appoint the Tencent Director to serve on the Board and the Company and the Founder Parties shall use best efforts to ensure that the Tencent Director is re-appointed by the Shareholders to the Board pursuant to the terms of the Memorandum and Articles and any Applicable Law, and the Founder Parties agree to vote their Company Securities in favor of the re-appointment of such Tencent Director. Each of the Company and the Founder Parties agree that it shall not take any action in favor of the removal of the Tencent Director.

Section 2.02          JD Observer.
For so long as JD is a Qualified Investor or as otherwise mutually agreed by the Company and JD, JD shall be entitled to appoint an observer to the Board or any such committee of the Board (acting in such capacity, the “JD Observer”) and the Company shall promptly cause, and the Founder Parties shall promptly take actions to support and otherwise agree not take any action to prevent, the appointment of such JD Observer to the Board. The JD Observer shall be entitled to attend all meetings of, observe all deliberations of, and receive copies of materials provided to, the Board or any such committee at the same time and in the same manner as the same are provided to the Directors, provided that such JD Observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board or any such committee.
Section 2.03          Expenses and Indemnification
The Tencent Director shall be entitled to and shall have the same rights, capacities, entitlements, compensation, if any, indemnification and insurance in connection with his or her role as a director as other members of the Board. The Tencent Director, the Tencent Observer (as defined below) and JD Observer shall also be entitled to reimbursement and shall be reimbursed for all documented, out-of-pocket expenses properly incurred in connection with the performance of his or her services as a director or observer of the Company, including without limitation out-of-pocket expenses incurred in attending meetings of the Board or any committees thereof, to the same extent as other members of the Board. The Company shall, upon the appointment of the Tencent Director, enter into an indemnification agreement in the same form as applicable to other members of the Board with the Tencent Director. In addition, the Tencent Director shall be entitled to coverage and shall be insured under the Company’s directors’ and officers’ liability insurance effective upon his or her appointment to the Board, with the same coverage as, and containing terms and conditions no less favorable than, those available to the other members of the Board.
Section 2.04          Serve on Board Committees
For so long as Tencent has the right to designate a Tencent Director, the Tencent Director shall be entitled to serve on any committees of the Board (including without limitation, the audit committee, the compensation committee and the nominating and corporate governance committee, whether currently in existence or those that may be formed and established in the future); provided, however, that notwithstanding the foregoing, the Tencent Director shall not be entitled to serve on any committee of the Board if, as determined in good faith by a majority of the Board, such service on the committee would violate any Applicable Law.  If at any time Tencent Director is not a member of any committee of the Board, the Tencent Director shall have the right, as a non-voting observer to any such committee of the Board (acting in such capacity, the “Tencent Observer”), to attend all meetings of, observe all deliberations of, and receive copies of materials provided to, any such committees at the same time and in the same manner as the same are provided to other members of such committees, provided that such Tencent Observer shall have no voting rights with respect to actions taken or elected not to be taken by any such committees.
Section 2.05          No Inconsistent Amendments

For so long as Tencent has the right to designate a Tencent Director or a Tencent Observer and JD to designate a JD Observer, the Company shall not amend its Memorandum and Articles in any manner (or take any similar action), and the Founder Parties agree not to take any action, that would adversely affect in any material respect the Investors’ rights under this Article II or the Company’s ability to comply with its obligations under this Article II.  In addition, the Company and the Board shall ensure, to the extent lawful, at all times that the Memorandum and Articles and other by-laws and corporate governance policies and guidelines of the Company are not at any time inconsistent with this Article II.
Section 2.06          Actions Requiring Consent.
For so long as an Investor is a Qualified Investor pursuant to this Agreement (such Investor, a “Qualified Investor”), without the prior written approval of such Investor, (x) the Company shall not take, and shall cause each of its Subsidiaries not to take, any action (including any action by its board of directors or any committee thereof or any action at a meeting of its shareholders or otherwise) with respect to, and (y) each of the Founder Parties shall not vote any of their Company Securities or execute proxies or written consents, as the case may be, with respect to the entry into, engagement or participation in, any of the following matters:
(a)          any Change of Control involving any Adverse Person;
(b)          any issuance of Ordinary Shares or other Company Securities to any Adverse Person to the extent the Ordinary Shares issued (including the Ordinary Shares represented by the ADSs) or the Ordinary Shares issuable upon the conversion or exercise of other Company Securities issued to the Adverse Person, together with all Company Securities issued by the Company to such Adverse Person before such issuance and which remain outstanding at the time of such issuance, shall represent more than 10% of the total issued and outstanding shares of the Company as of immediately after such issuance, as evidenced by the register of members of the Company but excluding any Class A Shares issued to the depositary bank for bulk issuance of ADSs reserved for future issuances upon (i) the exercise or vesting of awards granted under the Employee Equity Incentive Plans or (ii) conversion of any Company Securities other than Ordinary Shares;
(c)          any issuance of any equity securities (including any securities convertible into or exchangeable for equity securities, any options, warrants or other rights to acquire equity securities, and any depository receipts or similar instruments issued in respect of equity securities) by a Subsidiary of the Company to any Adverse Person;
(d)          any appointment or election of any director or observer to the Board designated by any Adverse Person (“Adverse Person Nominee”), including convening a meeting of the Board pursuant to the Memorandum and Articles and appointing such Adverse Person Nominee as director or observer to the Board, and in the case of an election, (i) nominating such individual to be elected as a director or observer to the Board as provided herein, (ii) recommending to the shareholders the election of such individual as director or observer in any meeting of shareholders to elect directors and observers, including soliciting proxies in favor of the election of the Adverse Person Nominee, (iii) including such nomination and recommendation regarding such individual in the Company’s notice for any meeting of shareholders to elect directors and observers, and (iv) expanding the size of the Board in order to appoint the Adverse Person Nominee;
(e)          entry into any joint venture, partnership, material strategic alliance, cooperation, profits sharing or similar arrangement with any Adverse Person by the Company or any of its controlled Affiliates; or
(f)          approve, authorize or enter into any agreement with respect to any of the foregoing.
ARTICLE III
REGISTRATION RIGHTS; PREEMPTIVE RIGHTS
Section 3.01          Registration Rights
The Investors shall have the rights, and the Company shall have the obligations, set forth in Schedule 1 hereto.
Section 3.02          Preemptive Rights
(a)          Subject to Section 3.02(e), the Company shall, or shall cause its Subsidiaries, as the case may be, to give each Qualified Investor notice (an “Issuance Notice”) of any proposed issuance by the Company of any Company Securities other than pursuant to Section 3.02(e) (together, “Subject Securities”) at least fifteen (15) Business Days prior to the proposed issuance date. The Issuance Notice shall specify the price at which such Subject Securities are to be issued, the Person to which the Subject Securities shall be issued (the “Subscriber”) and the other material terms of the issuance. Subject to Section 3.02(e), each Qualified Investor shall be entitled to subscribe for and purchase the Subject Securities in accordance with this Section 3.02 at the price and on the terms specified in the Issuance Notice provided that the Ownership Percentage of such Qualified Investor shall not exceed such Investor’s Ownership Cap immediately after such subscription and purchase.
(b)          Pursuant to this Section 3.02, each Qualified Investor may elect to subscribe for and purchase up to a portion of the Subject Securities equal to its Ownership Percentage as of the date of the Issue Notice, by delivering written notice to the Company (each, an “Exercise Notice”) of its election to subscribe for and purchase such Subject Securities within ten (10) Business Days following receipt of the Issuance Notice, specifying the number (or amount) of Subject Securities to be purchased by such Qualified Investor and shall constitute exercise by such Qualified Investor of its rights under this Section and a binding agreement of such Qualified Investor to subscribe for and purchase, at the price and on the terms specified in the Issuance Notice, the number (or amount) of Subject Securities specified in the Exercise Notice. If, at the termination of such ten (10)-Business-Day period, a Qualified Investor shall not have delivered an Exercise Notice to the Company, such Investor shall be deemed to have waived all of its rights under this Section 3.02 with respect to the purchase of such Subject Securities.
(c)          The Company or the applicable Subsidiary, as the case may be, shall have ninety (90) days from the date of the Issuance Notice to consummate the proposed issuance of any or all of such Subject Securities that the Qualified Investors have not elected to purchase to the Subscriber at the price and upon terms that are not less favorable to the Company or such Subsidiary, as the case may be, than those specified in the Issuance Notice; provided that, if such issuance is subject to regulatory approval, such 90-day period shall be extended until the expiration of ten (10) Business Days after all such approvals have been received. If the Company or the applicable Subsidiary, as the case may be, proposes to issue any such Subject Securities after such 90-day period, it shall again comply with the procedures set forth in this Section 3.02.
(d)          At the consummation of the issuance of such Subject Securities, the Company shall issue, upon the written request of a Qualified Investor, certificates representing the Subject Securities to be subscribed for and purchased by such Qualified Investor registered in the name of such Qualified Investor, against payment by such Qualified Investor of the purchase price for such Subject Securities in accordance with the terms and conditions as specified in the Issuance Notice.
(e)          Notwithstanding the foregoing, sub-sections (a) through (d) of this Section 3.02 shall not apply to any issuance of Company Securities (whether prior to, on or after the date of this Agreement) pursuant to any Employee Equity Incentive Plan.
ARTICLE IV
CERTAIN COVENANTS AND AGREEMENTS
Section 4.01          Lockup
Each Investor shall not, during the Lockup Period, directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign or otherwise dispose of any of its Subscribed Shares or any economic interest therein, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Subscribed Shares, or publically disclose the intention to make any such offer, sale, contract to sell, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company. Notwithstanding the foregoing, any Investor may transfer its Subscribed Shares to an Affiliate, subject to applicable law, provided that the relevant Investor shall ensure such Affiliate to comply with this Agreement on the same terms and conditions as applied to the Investor as if such Affiliate were a party to this Agreement and shall be liable for any breach by such Affiliate of any provisions hereunder.
Section 4.02          Depositary Arrangement
After the Lockup Period, upon request by an Investor, the Company shall facilitate and consent to the deposit of any or all of the Class A Shares acquired by such Investor pursuant to the Subscription Agreement with the depositary for the issuance of ADSs in accordance with the Deposit Agreement between the Company, Deutsche Bank Trust Company Americas as depositary, and all holders and beneficial owners of American depositary shares issued thereunder (as may be amended or replaced from time to time).
Section 4.03          Standstill.

(a)          Investor Standstill. Subject to Section 4.03(b) through Section 4.03(d), each Investor  covenants and agrees with the Company that, such Investor shall not, and shall cause its Affiliates not to, directly or indirectly, alone or in concert with others, without the prior written consent of the Company, take any of the actions set forth in clauses (i) through (iv) below (clauses (i) through (iv) below, collectively, the “Investors Standstill”) :
(i)          in any way acquire, offer or propose to acquire or agree to acquire legal title to or beneficial ownership of any Company Securities to the extent the Ownership Percentage of such Investor will exceed its Ownership Cap as a result of such acquisition;
(ii)          make any public announcement with respect to, or submit to the Company or any of its directors, officers, representatives, trustees, employees, attorneys, advisors, agents or Affiliates, any proposal for the acquisition of a majority of the Company Securities (including through tender offer, merger, consolidation, restructuring or recapitalization of the Company) if the submission of such proposal will require the making of a public announcement by the Company unless the Company shall have made a prior written request to such Investor to submit such a proposal;
(iii)          seek or propose to influence, advise, change or control the management, the board of directors of the Company, governing instruments or policies or affairs of the Company by way of any public communication, or make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any Company Securities or become a “participant” in any “election contest” as such terms are defined and used in Regulation 14A) with respect to Company Securities; provided, however, that nothing in this clause (iii) shall prevent such Investor or its Affiliates from (x) voting in any manner any Company Securities over which such Investor or such Affiliates has Beneficial Ownership or (y) communicating privately with shareholders of the Company to the extent such communication does not constitute a “solicitation” of “proxies,” as such terms are defined or used in Regulation 14A under the Exchange Act and the number of persons with whom such Investor communicates is fewer than ten (10); or
(iv)          form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any action contemplated by any of the foregoing;
(v)          enter into any negotiations or arrangements with any third party, or finance any third party, with respect to any of the foregoing; or
(vi)          make any public disclosure inconsistent with clauses (i) through (v), or knowingly take any action with the intent of requiring the Company to make any public disclosure with respect to the matters set forth in clauses (i) through (v).
(vii)          make a request to amend or waive any provision of this Section 4.03.

(b)          Exceptions to Standstill.  Notwithstanding anything in Section 4.03 to the contrary, it shall not be a breach of this Agreement if such Investor or its Affiliate:
(i)          purchase or subscribe for from any Person including the Company (in the open market, through block trades, or otherwise), any number of Company Securities that would not result in such Investor’s Ownership Percentage as of immediately after such purchase or subscription exceeding such Investor’s Ownership Cap (the right in this clause (i), the “Investor Purchase Right”), or if such Investor’s Ownership Percentage exceeds such Investor’s Ownership Cap solely as a result of the Company repurchasing, redeeming or cancelling any of its outstanding shares;
(ii)          acquire additional Company Securities pursuant to a stock split, stock dividend, recapitalization, reclassification or similar transaction of the Company (or of the depositary for the ADSs) made in respect of any Company Securities purchased pursuant to the Investor Purchase Right; or
(iii)          discuss any matter confidentially with the Company, the Board or any of its members or the Company’s management or exercise voting rights with respect to ADSs or Ordinary Shares on any matter brought before the shareholders of the Company (or the holders of ADSs) in any manner they choose; it being understood, for the avoidance of doubt, that clauses (i), (ii) and (iii) shall not permit such Investor or any of its Affiliates to bring a matter before the Shareholders of the Company for a vote if such action is otherwise expressly prohibited under Section 4.03.
In all cases subject to the Ownership Cap of an Investor, the Company hereby acknowledges and agrees that any Company Securities purchased by such Investor and/or its Affiliates pursuant to the Investor Purchase Right in accordance with clause (b) above shall not result in such Investor becoming an “acquiring person” or similar designation, or otherwise having their rights to acquire Company Securities limited in any way, under  any “stockholder rights plan,” “poison pill,” or other comparable plan or arrangement of the Company, or any amendment or modification thereof, in effect as of the date of this Agreement or that may be adopted in the future.
(c)          Suspension of Standstill.  Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.03(a) shall be suspended if:
(i)          any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act): (1) executes a definitive agreement with the Company providing for (or the Board approves) a transaction or series of related transactions involving a Change of Control; (2) commences, or announces an intention to commence, a tender offer or exchange offer that, if consummated, would result in the acquisition of beneficial ownership of more than fifty percent (50%) of the Company’s issued and outstanding voting securities; or (3) commences any “solicitation” of “proxies” (as such terms are defined in the rules of the SEC) to elect and/or remove either the Tencent Director or a majority of the Board; or
(ii)          the Company publicly discloses that it has authorized a process for the solicitation of offers or indications of interest with respect to a Change of Control, and fails to invite such Investor to participate in the process on substantially the same terms as apply to other participants.

(d)          Essential Consideration.  The parties hereto acknowledge and agree that the rights and obligations of the parties hereunder, including the Investors Standstill, are given in consideration for the rights and obligations undertaken under the other Transaction Agreements, and without limiting the generality of the foregoing, constitute essential and integral consideration to the Company for its execution of the Transaction Agreements.
Section 4.04.         Notification by the Company. The Company shall give Tencent and JD written notice of (a) the aggregate number of issued and outstanding Ordinary Shares, as evidenced by the register of members of the Company but excluding any Class A Shares issued to the depositary bank for bulk issuance of ADSs reserved for (i) future issuances upon the exercise or vesting of awards granted under the Employee Equity Incentive Plans or (ii) conversion of any Company Securities other than Ordinary Shares (in each case only to the extent such ADSs have not been issued against the Class A Shares so reserved) (the “Share Information”) within ten (10) Business Days upon request by Tencent or JD from time to time (an “On Demand Share Information Notice”), and (b) the Share Information as of December 31 of each year (the “Annual Share Information Notice”) within thirty (30) days after December 31 of such year.

ARTICLE V
MISCELLANEOUS
Section 5.01          Binding Effect; Assignability; Benefit
(a)          This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.
(b)          Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other parties hereto; provided that except as otherwise specified herein, each of the Investors may assign any right, remedy, obligation or liability arising under this Agreement or by reason hereof to any of its Affiliates that executes and delivers to each party hereto a joinder agreement pursuant to which such Affiliate shall become a party to this Agreement.
(c)          Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
(d)          For the avoidance of any doubt, the Founder Parties agree that each of their obligations hereunder shall be joint and several with each other.
Section 5.02          Notices

All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company, to:
VIPSHOP HOLDINGS LIMITED
Address          :  20 Huahai Street, Liwan District, Guangzhou, China
Attention        :  David Gu
Email                :  david.gu@vipshop.com
if to JD, to
c/o JD.com, Inc.
Address          :  20th Floor, Building A, No. 18 Kechuang 11 Street
                            Yizhuang Economic and Technological Development Zone
                            Daxing District, Beijing 101111
                            The People’s Republic of China
Attention        :  Legal Department
Email                :  legalnotice@jd.com
if to Tencent, to
c/o Tencent Holdings Limited
Attention: Compliance and Transactions Department
Address          :  Level 29, Three Pacific Place
1 Queen’s Road East
Wanchai, Hong Kong
E-mail               :  legalnotice@tencent.com
with a copy (which shall not constitute notice) to:
Address          :  Tencent Building, Keji Zhongyi Avenue,
Hi-tech Park, Nanshan District,
Shenzhen 518057, PRC
Attn.                :  Mergers and Acquisitions Department
E-mail               :  PD_Support@tencent.com

or such other address or facsimile number as the parties may hereafter specify by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 5.03          Severability
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable,

the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 5.04          Entire Agreement
This Agreement and the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the other Transaction Agreements and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.
Section 5.05          Counterparts
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.
Section 5.06          Descriptive Headings
The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
Section 5.07          Amendment; Termination
(a)          The provisions of this Agreement may be amended or modified only upon the prior written consent of all parties hereto.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
(b)          This Agreement shall terminate and be of no further force and effect (i) as among the Company, the Founder Parties and JD upon the earlier of (A) JD and its Affiliates ceasing to own any Company Securities, and (B) the date when the JD BCA is terminated or expires pursuant to the terms thereof, provided, however, that this Agreement shall not terminate or cease to have force and effect as against JD if the JD BCA terminates or expires as a result of the Company’s or any of its Affiliates’ breach or violation of the Company’s obligations set forth under Section 2.06, and (ii) as among the Company, the Founder Parties and Tencent upon the earlier of (A) Tencent and its Affiliates ceasing to own any Company Securities, and (B) the date when the Tencent BCA is terminated or expires pursuant to the terms thereof, provided, however, that this Agreement shall not terminate or cease to have force and effect as against Tencent if the Tencent BCA terminates or expires as a result of the Company or any of its Affiliates’ breach or violation of the Company’s obligations set forth under Section 2.06. Notwithstanding the above, the provisions of this Article V shall survive any termination of this Agreement.
Section 5.08          Governing Law
This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating hereto, shall be governed by and construed in accordance with the laws of the State of New York.
Section 5.09          Arbitration
Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force at the time of commencement of the arbitration.  There shall be three arbitrators.  The Company shall have the right to appoint one arbitrator, the Purchasers collectively, shall have the right to appoint the second arbitrator, to the extent the Dispute involves both Purchasers and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre; provided that in the event the Dispute involves only one of the Purchasers, such Purchaser shall have the sole right to appoint the second director.  The language to be used in the arbitration proceedings shall be English.  Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated.
Section 5.10          Further Assurances
From time to time following the date hereof, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as any other party hereto reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.
Section 5.11          Specific Performance
The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

VIPSHOP HOLDINGS LIMITED

By:	/s/ Shen Ya
Name:	Shen Ya
Title:	Authorized Signatory

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.
Eric Ya Shen

By:	/s/ Eric Ya Shen

ELEGANT MOTION HOLDINGS LIMITED

By:	/s/ Ya Shen
Name:	Ya Shen
Title:	Authorized Signatory

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Arthur Xiaobo Hong

By:	/s/ Arthur Xiaobo Hong

HIGH VIVACITY HOLDINGS LIMITED

By:	/s/ Xiaobo Hong
Name:	Xiaobo Hong
Title:	Authorized Signatory

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Windcreek Limited

By:	/s/ Liu Qiangdong
Name:	Liu Qiangdong
Title:	Director

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.
Tencent Mobility Limited

By:	/s/ Ma Huateng
Name:	Ma Huateng
Title:	Director

[Signature Page to Investor Rights Agreement]

SCHEDULE 1
REGISTRATION RIGHTS

1.            Definitions. For the purpose of this Schedule 1:
1.1          Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.
1.2          Registrable Securities. The term “Registrable Securities” means (1) all of the Company Securities acquired by the Investors pursuant to the Subscription Agreement, and all of the Company Securities owned or hereafter acquired by the Investors and (2) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any Company Securities described in clause (1) of this Section 1.2. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Schedule 1 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise. With respect to any shares of an Existing Holder, “Registrable Securities” shall have the meaning ascribed to it under Schedule 2 of the 2011 Shareholders Agreement.
1.3          Registrable Securities then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Class A Shares that are Registrable Securities and are then issued and outstanding.
1.4          Existing Holder. The term “Existing Holder” means has the same meaning as the term “Holder” in the 2011 Shareholders Agreement.
1.5          Form S-3 and Form F-3. The terms “Form S-3” and “Form F-3” mean such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
1.6          SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.
1.7          2011 Shareholders Agreement. The term “2011 Shareholders Agreement” means that certain amended and restated shareholders’ agreement, dated April 11, 2011, entered into by and between the Company and certain shareholders.
1.8          Terms not otherwise defined under this Schedule 1 shall have the meanings given under the main text of the Investor Rights Agreement.
2.            Demand Registration.

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2.1          Request by Investors. If the Company shall at any time not less than two (2) years after the Effective Date receive a written request from any Investor that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Schedule 1, and if the anticipated gross receipts from the offering are to exceed US$50,000,000, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Investors, and use all reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Investors request to be registered and included in such registration by written notice given by such Investors to the Company within twenty (20) Business Days after receipt of the Request Notice, subject only to the limitations of this Section 2; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2 or Section 4, or in which the Investors had an opportunity to participate pursuant to the provisions of Section 3 of this Schedule 1, other than a registration from which the Registrable Securities of Investors have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 3.2 of this Schedule 1.
2.2          Underwriting. If an Investor initiating the registration request under this Section 2 intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the Request Notice referred to in Section 2.1. In such event, the right of an Investor to include its Registrable Securities in such registration shall be conditional upon such Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities in the underwriting to the extent provided herein. The Investor(s) shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Investor(s) and reasonably acceptable to the Company (including a market stand-off agreement of up to 180 days if required by such underwriter or underwriters). Notwithstanding any other provision of this Section 2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise the Investor(s) whose Registrable Securities would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Investor(s) and each of the Existing Holders that request to include Ordinary Shares in such registration in accordance with the 2011 Shareholders Agreement on a pro rata basis according to the number of Registrable Securities then outstanding held by each such Person; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration, including, without limitation, all shares that are not Registrable Securities and are held by any other person (other than Existing Holders that elect to participate in such registration and underwriting in accordance with the 2011 Shareholders Agreement), including, without limitation, any person who is an employee, officer or director of the Company or any Subsidiary of the Company. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration. If the underwriter has not limited the number of Registrable Securities to be underwritten, the
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 Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.
2.3          Maximum Number of Demand Registrations. The Company shall be obligated to effect only two (2) such registrations pursuant to this Section 2 for each Investor and its assignee(s) of record of relevant Registrable Securities to whom rights under this Schedule 1 have been duly assigned in accordance with this Agreement, so long as such registrations have been declared or ordered effective.
2.4          Deferral. Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 2:
(a)	during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;
(b)	if the initiating Investor proposes to dispose of Registrable Securities that may be registered on Form S-3 or Form F-3 pursuant to Section 4 hereof; or
(c)	if the Company shall furnish to the Investors requesting the filing of a registration statement pursuant to this Section 2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Investor; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.
2.5          Expenses. All expenses incurred in connection with any registration pursuant to this Section 2, including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company including reasonable expenses of one legal counsel for the Investors (but excluding underwriters’ discounts and commissions relating to shares sold by the Investors and Existing Holders), shall be borne by the Company. Each Investor participating in a registration pursuant to this Section 2 shall bear such Investor’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Investors.
3.            Piggyback Registrations.

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3.1          The Company shall notify the Investors in writing at least twenty (20) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2 or Section 4 of this Schedule 1 or to any employee benefit plan or a corporate reorganization) and will afford each Investor an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Investor. Each Investor desiring to include in any such registration statement all or any part of the Registrable Securities held by such Investor shall within eighteen (18) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Investor wishes to include in such registration statement. If an Investor decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Investor shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
3.2          Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration whether or not any Investor has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.4 hereof.
3.3          Underwriting. If a registration statement under which the Company gives notice under this Section 3 is for an underwritten offering, then the Company shall so advise the Investors. In such event, the right of any such Investor’s Registrable Securities to be included in a registration pursuant to this Section 3 shall be conditional upon such Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities in the underwriting to the extent provided herein. Investors proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 180 days if required by such underwriter or underwriters). Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including up to seventy percent (70%) of the Registrable Securities for any offering) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, second, to each of the Investors and the Existing Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Investors and the Existing Holders, and third, to the holders of other Securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the aggregate number of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any
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 Person who is an employee, officer, consultant or director of the Company (or any Subsidiary of the Company), shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Investor disapproves of the terms of any such underwriting, such Investor may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.
3.4          Expenses. All expenses incurred in connection with a registration pursuant to this Section 3 (excluding underwriters’ and brokers’ discounts and commissions relating to shares sold by the Investors), including, without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and reasonable expenses of one legal counsel for the Investors, shall be borne by the Company.
3.5          Not Demand Registration. Registration pursuant to this Section 3 shall not be deemed to be a demand registration as described in Section 2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.
4.            Form S-3 or Form F-3 Registration.
4.1          In case the Company shall receive from an Investor a written request or requests that the Company effect a registration on Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Investor, then the Company will:
(a)	Notice. Promptly give written notice of the proposed registration and the Investor’s request therefor, and any related qualification or compliance, to all other Investors; and
(b)	Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Investor’s Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Investors joining in such request as are specified in a written request given within fourteen (14) Business Days after the Company provides the notice contemplated by Section 4.1(a) above; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4:
(A)	if Form S-3 or Form F-3 is not available for such offering by Investors;
(B)	if the Company shall furnish to the Investor(s) a certificate signed by the chief executive officer of the Company stating that in the good faith judgment of the Board, it would be

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materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 or Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Investor under this Section 4; or
(C)	if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations under the Securities Act other than a registration from which the Registrable Securities of Investor(s) have been excluded (with respect to all or any portion of the Registrable Securities the Investor(s) requested be included in such registration) pursuant to the provisions of Section 3.2 of this Schedule 1.
4.2          Expenses. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 4 (excluding underwriters’ or brokers’ discounts and commissions relating to shares sold by the Investors and the Existing Holders), including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel and reasonable expenses of one legal counsel for the Investors.
4.3          Not Demand Registration. Form S-3 or Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 4.
5.            Obligations of the Company.
   Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:
5.1          Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, provided, however, that the Company shall not be required to keep any such registration statement effective for more than ninety (90) days.
5.2          Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
5.3          Prospectuses. Furnish to the Investor(s) such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act,
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 and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.
5.4          Blue Sky. Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Investor(s), provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
5.5          Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Investor participating in such underwriting shall also enter into and perform its obligations under such an agreement.
5.6          Notification. Notify each Investor of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and the Company shall promptly prepare a supplemental or amendment to such prospectus (and, if necessary, a post-effective amendment to the registration statement) and furnish to the selling Investor of Registrable Securities a reasonable number of copies of such supplement to or an amendment of such prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
5.7          Opinion and Comfort Letter. Furnish, at the request of any Investor requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Investor(s) requesting registration, addressed to the underwriters, if any, and to the Investor(s) requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to the Investor(s) requesting registration, addressed to the underwriters, if any, and to the Investor (s) requesting registration of Registrable Securities.
5.8          Notwithstanding any of the foregoing provisions, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 or Section 4 of this Schedule 1 if the registration request is subsequently withdrawn at the request of the Investors (in which case the participating Investors requesting for the withdrawal shall bear such expenses), unless, in the case of a registration requested under

 Section 2 of this Schedule 1, all of the Investors agree to forfeit their right to one demand registration pursuant to Section 2 of this Schedule 1.
6.            Furnish Information.
   It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Schedule 1 with respect to the Registrable Securities of the selling Investor(s) that such selling Investor(s) shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.
7.            Indemnification.
   Notwithstanding any other provision under this Agreement, in the event any Registrable Securities are included in a registration statement under this Agreement:
7.1          Indemnification by the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Investor, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Investor and each person, if any, who controls such Investor or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):
(a)	any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;
(b)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or
(c)	any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;
and the Company will reimburse each such Investor, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor
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shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Investor, partner, officer, director, legal counsel, underwriter or controlling person of such Investor.
7.2          Indemnification by the Investors. To the extent permitted by law, each selling Investor will (severally but not jointly with other Selling Holders), if Registrable Securities held by such Investor are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Investor selling securities under such registration statement or any of such other Investor’s partners, directors, officers, legal counsel or any person who controls such Investor within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Investor’s partner or director, officer or controlling person of such other Investor may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Investor expressly for use in connection with such registration; and each such Investor will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Investor(s), partner, officer, director or controlling person of such other Investor(s) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection (b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section (b) exceed the net proceeds received by such Investor in the registered offering out of which the applicable Violation arises.
7.3          Notice. Promptly after receipt by an indemnified Party under this Section 7 of notice of the commencement of any action (including any governmental action), such indemnified Party will, if a claim in respect thereof is to be made against any indemnifying Party under this Section 7, deliver to the indemnifying Party a written notice of the commencement thereof and the indemnifying Party shall have the right to participate in, and, to the extent the indemnifying Party so desires, jointly with any other indemnifying Party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying Party, if representation of such indemnified Party by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential conflict of interests between such indemnified Party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying Party within a reasonable time of the commencement of any such action shall relieve such indemnifying Party of liability to the indemnified Party
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under this Section 7 to the extent the indemnifying Party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying Party will not relieve it of any liability that it may have to any indemnified Party otherwise than under this Section 7.
7.4          Contribution.  In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified Party makes a claim for indemnification pursuant to this Section 7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified Party in circumstances for which indemnification is provided under this Section 7; then, and in each such case, the indemnified Party and the indemnifying Party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that an Investor (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Investors are responsible for the remaining portion. The relative fault of the indemnifying Party and of the indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying Party or by the indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Investor will be required to contribute any amount in excess of the net proceeds to such Investor from the sale of all such Registrable Securities offered and sold by such Investor pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.
7.5          Survival; Consents to Judgments and Settlements. The obligations of the Company and Investors under this Section 7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party of a release from all liability in respect to such claim or litigation.
8.            No Registration Rights to Third Parties.
Without the prior consent of the Investors, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Schedule 1, or otherwise) relating to any Securities of the Company, other than rights that are subordinate in right to the Investors or the registration rights already granted to the Existing Holders.
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9.            Assignment.
The registration rights under this Schedule 1 may be transferred or assigned to any transferee of the Registrable Securities.
10.          Reports.  The Company covenants that it shall (i) use commercially reasonable efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and (ii) take such action as may be required from time to time to enable the Investors to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (B) any similar rules or regulations hereafter adopted by the Commission.  The Company shall, upon the request of any Investor, deliver to such Investor a written statement as to whether it has complied with such requirements.

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